Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”), dated as of November 2, 2015, is entered into by and between Walgreens Boots Alliance, Inc., a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (the “Company”), and Timothy R. McLevish (“Consultant”).

WHEREAS, Consultant served as a consultant to the Company pursuant to a Consulting Services Agreement entered into as of February 20, 2015 (the “Prior Agreement”);

WHEREAS, the parties wish to enter into this Agreement for additional consulting services; and

WHEREAS, both parties wish to enter into this Agreement to govern the terms and conditions of this arrangement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services. During the Term (as defined in Section 3 below), Consultant agrees to make Consultant’s personal services (the “Services”) available to the Company to provide advice and counsel to the Chief Executive Officer of the Company on such matters as they deem appropriate, including but not necessarily limited to the post-restructuring integration of the Company, cost savings objectives and business development initiatives. Consultant agrees to devote sufficient time and attention to the performance of the Services on a full-time basis, subject to any performance expectations and specific projects and deliverables as may be set forth by the Company from time to time. The Company agrees to provide Consultant with access to all information necessary for him to render such Services.

2. Consideration

(a) Base Fees. As consideration for the Services during the Term, the Company shall pay Consultant a base fee of $1,000,000. As consideration for the Services during any Extended Term (as defined in Section 3 below), the Company shall pay Consultant a base fee of $166,667 per month, with a pro-rated amount to be paid for any partial month. The base fee for the Term shall be paid within 30 days following execution of this Agreement, subject to the repayment terms and conditions set forth below. The monthly base fee for each month of any Extended Term shall be processed during the last week of the month and paid on or before the 15th day of the following month. Notwithstanding the foregoing, if this Agreement continues for an Extended Term, then the parties may mutually agree on any one or more adjustments to the base fee for such Extended Term. If this Agreement ends prior to the end of the Term for any reason other than termination by the Company without Cause, as defined in Section 4 below, then Consultant shall be obligated to repay a pro-rated portion of the $1,000,000 base fee, as reasonably determined by the Company. This amount shall be due and payable within 30 days of the termination of this Agreement. Consultant waives presentment for payment, notice of dishonor, protest, and notice of protest.

(b) Performance-Based Fee. In addition to the base fees described in Section 2(a) above, Consultant shall be eligible for performance-based fees over the course of the Term and any Extended Term. Such fees, if any:

(i)	shall be paid at the sole discretion of the Company’s Chief Executive Officer and Executive Chairman, acting together, after taking into account the overall contributions of Consultant towards the success of the Company in performing the Services;

(ii)	shall be determined at the end of the Term and each six-month period of the Extended Term – or such shorter period ending upon termination of this Agreement for any reason other than Cause (each, a “Performance Fee Period”);

(iii)	shall be up to one times the total base fees earned over the course of each Performance Fee Period; and

(iv)	shall be paid within 60 days following the end of each Performance Fee Period.

(c) Expenses. Consultant shall be reimbursed all reasonable expenses incurred by Consultant in the performance of the Services, in accordance with the Company’s business expense policies and guidelines.

(d) Taxes. Consultant shall be responsible for all income and other taxes due to any taxing authority with respect to the fees paid hereunder. The Company is not required to pay nor will Consultant invoice the Company for sales tax on Services. Each party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement.

3. Term of Agreement. This Agreement shall continue through February 28, 2016 (the “Term”); provided that either the Company or Consultant may terminate this Agreement at any time upon written notice delivered to the other party at least two weeks prior to the date of such termination. Following the completion of the Term, this Agreement shall automatically continue on a month-to-month basis (such additional period of time, the “Extended Term”), subject to either party’s right to terminate this Agreement at any time during the Term, at the end of the Term or during the Extended Term, in each case, upon at least two weeks’ notice, as described above. The Term or Extended Term shall expire immediately upon Consultant’s death. All references in the remainder of this Agreement to the Term shall include any Extended Term.

4. Termination; Impact on Fees. Upon termination of this Agreement, the Company shall pay Consultant for base fees and expenses incurred prior to the effective date of termination plus any unpaid performance-based fee determined to be due for the final Performance Fee Period. Alternatively, Consultant may be obligated to repay base fees paid for Services not yet performed, as set forth in Section 2(a) above. Pursuant to its terms, Section 5 below will survive any expiration or termination of this Agreement; provided, however, that Consultant shall not be eligible for any performance-based fee pursuant to Section 2(b) if the Services of Consultant are terminated by the Company for any reason(s) constituting Cause. Termination for “Cause” shall mean the termination of Consultant’s Services due to: (a) material breach of the terms of this Agreement, including but not limited to the Non-Compete Agreements referenced in Section 5 below, (b) an act or acts of dishonesty committed by Consultant, (c) a material violation of any anti-harassment or anti-discrimination policies or procedures of the Company, or (d) a material violation of any of the other policies or procedures of the Company applicable to Consultant, which violation is either: (i) grossly negligent; or (ii) willful and deliberate.

5. Restrictive Covenants; Confidential Information. During the Term, Consultant shall remain subject to all continuing restrictive covenants and other continuing obligations as a former employee of the Company, including but not limited to all obligations included or referenced in the Non-Competition, Non-Solicitation and Confidentiality Agreements that Consultant agreed to in connection with restricted stock unit awards granted to him (the “Non-Compete Agreements”). It is understood and agreed that the Term of this Agreement and the Prior Agreement shall be treated like continuing employment for purposes of the Non-Compete Agreements, such that the duration of Consultant’s post-employment obligations under the Non-Compete Agreements shall be triggered off of the end of this Agreement. Consultant shall also be independently subject under this Agreement to the obligation to maintain the confidentiality of all Confidential Information (as defined in Section 6 below) during the Term and at all times thereafter.

6. Company Property. On or before the last day of the Term, Consultant shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Consultant’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Consultant’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, Consultant represents and warrants that Consultant has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Consultant later discover additional items described or referenced in subsections (a) or (b) above, Consultant shall promptly notify the Company and return/deliver such items to the Company. “Confidential Information” means information (1) disclosed to or known by Consultant as a consequence of or through his employment with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development, and shall include, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others. Nothing in this Section shall be construed, however, to require Consultant to return to the Company any publicly available information or other information Consultant obtained by reason of his ownership of Company stock or debt.

7. Warranties. Consultant warrants that the Services (a) will be performed in a diligent and professional manner; (b) will conform to the provisions of this Agreement; and (c) will be performed in accordance with applicable laws.

8. General Provisions

(a) Independent Contractor. Consultant understands and agrees that Consultant is serving as an independent contractor of the Company during the Term, and that Consultant is not an employee of the Company. Consultant further understands and agrees that the Company will not withhold any income or other taxes from the amounts paid to Consultant, and that Consultant is responsible for paying Consultant’s own income, social security, Medicare and other applicable taxes. Consultant further understands and agrees that Consultant will not have any right to the benefits under, or rights and privileges to participate in, the Company’s employee benefit plans (all of which are made available only to the Company’s employees). Consultant further agrees that any future reclassification of Consultant from independent contractor to employee status by a taxing authority will not confer upon Consultant eligibility for any retroactive or prospective the Company benefits.

(b) Intellectual Property. Consultant agrees that all patentable or copyrightable ideas, writings, drawings, inventions, designs, parts, machines or processes developed solely as a result of, or in the course of, the Services shall be the property of the Company. Consultant herewith assigns all rights in such intellectual property to the Company, and shall supply all assistance reasonably requested in securing for the Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and will provide full information regarding any such item and execute all appropriate documentation prepared by the Company in applying or otherwise registering, in the Company’s name, all rights to any such item. The Company has the right to grant licenses to make, use, buy or sell any product or service derived from the Services performed under this Agreement to its affiliates and subsidiaries.

(c) Conduct. Consultant will comply with all applicable Company policies during the Term, including, but limited to: (i) no smoking; (ii) drug-free environment; (iii) dress code; (iv) non-harassment; (v) travel/expense guidelines; (vi) all safety and security policies (including a prohibition against weapons), and (vii) computer security and use policies.

(d) Non-Assignment. Consultant may not assign or delegate this Agreement or any of Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. Any attempted assignment or delegation without the necessary consent shall be void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

(f) Entire Agreement. Except as otherwise specified herein, this Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced. For the avoidance of doubt, this Agreement serves as an extension of the Prior Agreement, and does not supersede the Prior Agreement except as provided herein.

(g) Governing Law. This Agreement shall be interpreted according to the laws of the State of Illinois.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Kathleen Wilson-Thompson

Name:	Kathleen Wilson-Thompson
Title:	EVP and Global Chief Human Resources Officer
Dated:	11/2/2015

CONSULTANT

/s/ Timothy R. McLevish
Timothy R. McLevish

Dated: 11/1/2015